Exhibit 99.2

MASSEY ENERGY COMPANY

Text of Certain Information Made Available to Potential Investors on November 30, 2005

In Connection with a Proposed Offering of Senior Notes due 2013

This information shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

Forward-looking statements

We make certain comments and disclosures in this offering memorandum that may be forward-looking in nature. Examples include statements related to our future outlook, anticipated capital expenditures, future cash flows and borrowings, and sources of funding. These forward-looking statements could also involve, among other things, statements regarding our intent, belief or expectation with respect to:

➢	our cash flows, results of operations or financial condition;

➢	the consummation of acquisitions, disposition or financing transactions and the effect thereof on our business;

➢	governmental policies and regulatory actions;

➢	legal and administrative proceedings, settlements, investigations and claims;

➢	weather conditions or catastrophic weather-related damage;

➢	our production capabilities;

➢	availability of transportation for our produced coal;

➢	expansion of our mining capacity;

➢	our ability to manage production costs;

➢	market demand for coal, electricity and steel;

➢	competition;

➢	our relationships with and other conditions affecting our customers;

➢	employee workforce factors;

➢	our assumptions concerning economically recoverable coal reserve estimates;

➢	future economic or capital market conditions;

➢	our plans and objectives for future operations and expansion or consolidation; and

➢	the adequacy and sufficiency of our internal controls.

Any forward-looking statements are subject to the risks and uncertainties that could cause actual cash flows, results of operations, financial condition, cost reductions, acquisitions, dispositions, financing transactions, operations, expansion, consolidation and other events to differ materially from those expressed or implied in such forward-looking statements. Any forward-looking statements are also subject to a number of assumptions regarding, among other things, future economic, competitive and market conditions generally. These assumptions would be based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions, the accurate prediction of which may be difficult and involve the assessment of events beyond our control.

We wish to caution readers that forward-looking statements, including disclosures using words such as we “believe,” “anticipate,” “expect,” “estimate” and similar statements, are subject to certain risks and uncertainties, which could cause actual results to differ materially from expectations. Any forward-looking statements should be considered in context with the various disclosures made by us about our businesses, including without limitation the matters set forth under “Risk factors.”

Offering memorandum summary

This summary does not contain all of the information that may be important to you. You should read this entire offering memorandum, including the information set forth in “Risk factors” and all the information incorporated by reference in this offering memorandum, before making an investment decision.

Unless the context otherwise indicates, references to “Massey Energy,” “we,” “us,” “our” and “our company” in this offering memorandum refer to Massey Energy Company and its subsidiaries, and references to “A.T. Massey” are to A.T. Massey Coal Company, Inc. and its subsidiaries.

Massey Energy Company

We produce, process and sell bituminous coal of steam and metallurgical grades, primarily of a low sulfur content, through our 21 processing and shipping centers, called “resource groups,” many of which receive coal from multiple coal mines. These resource groups support our 33 underground mines (four of which employ both room and pillar and longwall mining) and 16 surface mines (with seven highwall miners in operation) in West Virginia, Kentucky and Virginia. The number of mines may vary from time to time depending on a number of factors, including existing demand for and price of coal and exhaustion of economically recoverable reserves. Steam coal, which accounted for approximately 63% and 69% of our produced coal sales volume in the year ended December 31, 2004 and the nine months ended September 30, 2005, respectively, is primarily purchased by public utilities as fuel for electricity generation. Approximately 11% and 8% of our produced coal sales volume in the year ended December 31, 2004 and the nine months ended September 30, 2005, respectively, was generated by sales to industrial customers that use coal with certain quality characteristics for generation of electricity or for process steam. Metallurgical coal, which accounted for approximately 26% and 23% of our produced coal sales volume in the year ended December 31, 2004 and the nine months ended September 30, 2005, respectively, is used primarily to make coke for use in the manufacture of steel and can also be marketed as an ultra high quality, low sulfur steam coal for electricity generation. Metallurgical coal generally sells at a premium over steam coal because of its unique quality characteristics. During the year ended December 31, 2004 and the nine months ended September 30, 2005, we sold 40.4 million and 32.2 million tons, respectively, of coal generating produced coal revenues of $1,457 million and $1,353 million, respectively. We have a relatively reliable and stable revenue base. As of October 27, 2005, we had sales commitments in place for approximately 44 million and 31 million tons of coal for fiscal years 2006 and 2007, respectively.

We are one of the premier coal producers in the United States by several measures:

➢	We are the fourth largest coal company in the United States based on produced coal revenues and the sixth largest coal company in the United States based on production;

➢	We are the largest coal producer in the Central Appalachian region, the largest coal-producing region by revenues in the United States;

➢	We are the largest producer of metallurgical coal in the United States; and

➢	We control approximately 2.3 billion tons of proven and probable coal reserves, which should last approximately 50 years at current production levels.

Coal is one of the most abundant, efficient and affordable natural resources, and is primarily used to generate electricity and make coke for the manufacturing of steel. The United States is the world’s second largest producer of coal and is the largest holder of coal reserves in the world, with approximately 250 years of supply based on current production rates. In 2004, total U.S. coal production as estimated by the U.S. Department of Energy was 1.1 billion tons. We believe that the use of coal to generate electricity will grow as the demand for power increases and that Central Appalachian coal will be instrumental in filling that demand.

Competitive Strengths

We believe that our competitive strengths will enable us to enhance our position as one of the premier coal producers in the United States.

➢	We are the leading coal producer in Central Appalachia, the largest U.S. coal-producing region by revenues. We are the leading coal producer in the Central Appalachian region with a proven reputation as a skilled, long-term operator. In 2004, our produced coal sales volume in Central Appalachia was approximately 54% greater than the next closest competitor in the region. The Central Appalachian region produces bituminous coal of steam and metallurgical grades, primarily of a low sulfur content. In 2004, the region accounted for approximately 39% of U.S. coal revenues and 24% of the estimated Btu of coal production in the United States. We believe our regional focus leads to operating efficiencies and provides us with an in-depth knowledge of the area’s coal reserves, mining conditions, customers, property owners and employee base.

➢	We have a large, high quality, diverse reserve base. We control approximately 2.3 billion tons of proven and probable coal reserves, which makes us the largest holder of proven and probable coal reserves in the Central Appalachian region, with the next closest competitor controlling an estimated 827 million tons of reserves as of December 31, 2004. Our reserves include both high quality, low sulfur steam coal desired by public utility and industrial customers and metallurgical coal demanded by steel manufacturers. Approximately 1.4 billion tons of our proven and probable coal reserves contain less than 1% sulfur, of which approximately 1.0 billion tons are compliance coal that meets the sulfur emission standards of the Clean Air Act. Our reserve base should last approximately 50 years based on current production levels. We are the largest U.S. producer of premium metallurgical coal, which we sell to steel producers domestically and overseas.

➢	We have a low level of employee-related long-term liabilities. Our employee-related legacy liabilities are significantly lower than those of our coal industry peers. As of December 31, 2004, we had pension trust assets with a fair market value of approximately $226.4 million, which were in excess of our qualified plan accumulated benefit obligation of approximately $213.7 million. Our retiree healthcare benefit liability (OPEB) was approximately $125.8 million at December 31, 2004.

➢	We have strong, long-term relationships with a broad base of customers. We have strong relationships with a broad base of over 95 customers. The majority of these customers purchase coal under long-term contracts with terms of one year or longer. Approximately 93% of our produced coal sales volume in 2004 was derived from these long-term contracts. We believe these contracts provide us with stable and predictable cash flow. Many of our customers are well-established public utilities who have been our customers for a number of years. Additionally, the proximity of our mines to many of our customers provide an advantage versus western coal supply basins in terms of freight cost and delivery time.

➢

We have built a superior infrastructure and transportation system.    Over the last eight years, we have invested approximately $2.0 billion to upgrade, expand and maintain our mining, processing and transporting capabilities. These projects include investments in new mining equipment, including high productivity surface mining equipment, expansion of processing plant capacity and development of systems to reduce our reliance on trucking, the most expensive transportation method, including the construction of conveyor belt systems and investments in train loading facilities.

➢	We have demonstrated our ability to grow our coal reserves and production through acquisitions and other strategic transactions. We have grown our reserve base and production capacity through the strategic acquisition and integration of coal operations as well as through reserve swaps and coal leases. We have utilized a disciplined acquisition strategy that has helped us to avoid the difficulties often associated with the integration of acquisitions.

➢	Our management team has significant experience in the coal industry. Our senior executive officers have an average of 24 years of experience in the coal industry and an average of 23 years of experience with us.

Strategy

Our primary objective is to continue to build upon our competitive strengths to enhance our position as one of the premier coal producers in the United States by:

➢	Enhancing profitability through continued safety improvements, productivity gains and cost measurement. We continue to seek to reduce operating costs and increase profitability at our mines through our safety, productivity and measurement initiatives. We continue to implement safety measures designed to improve our profitability. In addition, we seek to enhance productivity by applying best practices. We also manage costs by generating critical data in a timely manner to measure performance, cost and materials usage in our mining operations.

➢	Adjusting production in response to changes in market conditions. We are committed to a strategy of aligning our production with the needs of the market. The capital investments we have made position us to quickly expand our production to meet increases in demand for coal. Our goal is to maximize profits not volume; it is our strategy to sell our coal only at prices that generate the appropriate level of profitability.

➢	Expanding use of more productive mining methods. Currently, we engage in four principal coal mining methods: underground “room and pillar” mining, underground longwall mining, highwall mining and surface mining. Because highwall mining and surface mining are high-productivity, low-cost mining methods, we will seek to increase production from our use of those methods to the extent permissible and cost-effective.

➢	Pursuing strategic acquisitions. We believe that the coal industry will undergo increasing consolidation over the coming years. We plan to build on our position as the largest producer in Central Appalachia by pursuing growth in a disciplined manner through the opportunistic acquisition of additional coal reserves and mining facilities. We believe there are synergistic expansion opportunities in the region to further strengthen our reserve base.

➢	Forming strategic contractual arrangements with major customers. We will continue to seek contractual arrangements with customers to provide services in addition to coal. These initiatives strengthen our relationships with our customers and provide opportunities to increase sales.

Tender Offers

On November 22, 2005, we commenced an offer to purchase and a consent solicitation related to our 6.95% senior notes due 2007, which we refer to as the 6.95% Notes, and an offer to purchase related to our 4.75% convertible senior notes due 2023, which we refer to as the 4.75% Notes. Subject to the terms and conditions set forth in these offers to purchase, which we refer to as the tender offers, we have offered to purchase any and all outstanding $220.1 million aggregate principal amount of our 6.95% Notes and $132.0 million aggregate principal amount of our 4.75% Notes. The consummation of our offer to purchase the 6.95% Notes is conditioned upon the satisfaction, or waiver by us, of certain conditions, including the receipt of gross proceeds of at least $725.0 million from this offering and the consent of the holders of a majority in aggregate principal amount of the 6.95% Notes to a proposed amendment to the indenture governing the 6.95% Notes. The consummation of our offer to purchase the 4.75% Notes is conditioned upon the satisfaction, or waiver by us, of certain conditions, including the receipt of gross proceeds of at least $725.0 million from this offering and the consummation of the exchange offer described below at a level such that holders of at least 80% of the outstanding principal amount elect to participate.

We intend to use a portion of the net proceeds of this offering to fund the purchase of the 6.95% Notes and 4.75% Notes tendered in the tender offers. If the tender offer for the 6.95% Notes is consummated, we currently intend promptly thereafter to call for redemption, in accordance with the terms of the related indenture, all of the 6.95% Notes that remain outstanding. We have retained UBS Securities LLC to serve as the dealer manager for the tender offers and will pay UBS Securities LLC customary fees for its services as dealer manager.

Exchange Offer

On November 22, 2005, we commenced an exchange offer related to our 2.25% convertible senior notes due 2024, which we refer to as the 2.25% Notes. Subject to the terms and conditions set forth in the offer to exchange, we have offered to exchange a maximum aggregate of 5.2 million shares of our common stock and a maximum aggregate cash payment of $40.3 million, plus accrued and unpaid interest through, but excluding, the date of exchange, for any and all outstanding $175.0 million principal amount of our 2.25% Notes. The consummation of the exchange offer is conditioned upon the satisfaction, or waiver by us, of certain conditions, including the receipt of gross proceeds of at least $725.0 million from this offering.

We intend to use a portion of the net proceeds of this offering to fund the exchange offer. We have retained UBS Securities LLC to serve as our financial advisor for the exchange offer and will pay UBS Securities LLC customary fees for its services as our financial advisor.

Our primary executive offices are located at 4 North 4th Street, Richmond, Virginia 23219 and our telephone number is (804) 788-1800. Our Internet website is www.masseyenergyco.com. The information contained on our website or that can be accessed through our website does not constitute a part of this offering memorandum.

Summary financial and operating data

The following table sets forth a summary of certain of our historical consolidated financial and operating data for the dates and periods indicated. The summary historical consolidated financial data for, and as of the end of, the years ended December 31, 2004, 2003 and 2002, have been derived from our audited consolidated financial statements. The summary historical consolidated financial data for the twelve months ended September 30, 2005 represent the sum of the amounts in our consolidated financial statements for the year ended December 31, 2004 and the amounts set forth in our unaudited consolidated financial statements for the nine months ended September 30, 2005, less the amounts set forth in our unaudited consolidated financial statements for the nine months ended September 30, 2004. The summary historical consolidated financial data for, and as of the end of, the nine months ended September 30, 2005 and 2004, are derived from our unaudited condensed consolidated financial statements, and in the opinion of management include all adjustments, consisting only of normal recurring accruals, that are necessary for a fair presentation of our financial position and operating results for these periods. The historical consolidated financial and operating data for, and as of the end of, the nine months ended September 30, 2005 are not necessarily indicative of the results that may be expected for the entire year. The historical consolidated financial and operating data should be read in conjunction with “Management’s discussion and analysis of financial conditions and results of operations” and our audited consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2004, and “Management’s discussion and analysis of financial conditions and results of operations” and our unaudited consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, which Forms 10-K and 10-Q are attached to and incorporated by reference in this offering memorandum.

	Year ended December 31,			Nine months ended September 30,		Twelve months ended September 30,
	2004	2003	2002	2005	2004	2005
	(in millions)
Consolidated Statement of Income Data:
Produced coal revenue	$1,456.7	$1,262.1	$1,318.9	$1,353.3	$1,095.8	$1,714.2
Freight and handling revenue	148.8	109.7	112.0	117.0	111.1	154.7
Purchased coal revenue	104.9	115.3	117.1	100.7	65.1	140.5
Other revenue	56.2	66.0	78.8	115.3	42.3	129.2
Insurance settlement	—	17.7	—	—	—	—
Senior notes repurchase income	—	0.6	3.3	—	—	—

Total revenue	1,766.6	1,571.4	1,630.1	1,686.3	1,314.3	2,138.6

Cost of produced coal revenue	1,175.9	1,115.9	1,166.2	1,081.4	882.8	1,374.5
Freight and handling costs	148.8	109.7	112.0	117.0	111.1	154.7
Cost of purchased coal revenue	104.1	117.3	119.6	85.0	65.4	123.7
Depreciation, depletion and amortization applicable to:
Cost of produced coal revenue	220.1	192.0	203.9	173.4	160.6	233.0
Selling, general and administrative	4.5	4.5	3.8	3.0	3.2	4.3
Selling, general and administrative	57.5	39.7	40.1	55.9	45.6	67.8
Other expenses	9.5	9.8	11.2	5.4	7.3	7.6

Total costs and expenses	1,720.4	1,588.9	1,656.8	1,521.1	1,276.0	1,965.6

Income (loss) from operations	46.2	(17.5)	(26.7)	165.2	38.3	173.0
Interest income	8.8	5.2	4.5	8.7	6.3	11.3
Interest expense	(60.6)	(48.3)	(35.3)	(43.9)	(46.3)	(58.2)

Income (loss) before taxes	(5.6)	(60.6)	(57.5)	130.0	(1.7)	126.1
Income tax (expense) benefit	19.5	28.3	24.9	(19.8)	14.1	(14.5)

Income (loss) before cumulative effect of accounting change	13.9	(32.3)	(32.6)	110.2	12.4	111.6
Cumulative effect of accounting change, net of tax	—	(7.9)	—	—	—	—

Net income (loss)	$13.9	$(40.2)	$(32.6)	$110.2	$12.4	$111.6

	Year ended December 31,			As of September 30, 2005
	2004	2003	2002	Actual	As Adjusted(1)
	(in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$122.5	$88.8	$2.7	$140.7	$304.2
Working capital (deficit)	458.4	443.2	(59.7)	455.6	621.9
Total assets	2,650.9	2,376.7	2,241.4	2,826.5	2,995.1
Short-term debt	20.3	3.7	264.0	11.7	11.7
Long-term debt	900.2	784.3	286.0	869.9	1,067.8
Net debt(2)	693.0	557.7	515.8	635.9	670.3
Shareholders’ equity	776.9	759.0	808.2	889.6	863.0

	Year ended December 31,			Nine months ended September 30,		Twelve months ended September 30,
	2004	2003	2002	2005	2004	2005
	(in millions, except ratios and per ton data)
Other Data:
EBITDA(3)	$270.8	$179.0	$181.0	$341.6	$202.1	$410.3
Capital expenditures	347.2	164.4	135.1	282.3	252.2	377.2
Net cash flow provided/(utilized) by:
Operating activities	$226.7	$15.4	$122.5	$270.5	$203.1	294.1
Investing activities	(289.4)	(144.0)	(122.0)	(240.6)	(203.4)	(326.6)
Financing activities	96.5	214.6	(3.3)	(11.8)	99.7	(15.0)

Operating Data:
Produced tons sold	40.4	41.0	42.1	32.3	30.8	41.8
Tons produced	42.0	41.0	43.9	32.9	31.8	43.1
Produced coal revenue per ton sold	$36.02	$30.79	$31.30	$41.90	$35.54	$41.01
Average cash cost per ton sold(4)	$30.50	$28.23	$28.64	$35.22	$30.11	$34.51

Twelve months ended September 30, 2005
As Adjusted(1)

Financial Ratios:
EBITDA(3)/Interest (income) expense, net	6.4
Net debt(2)/EBITDA(3)	1.6

(1)	Reflects the issuance of the notes with an assumed 6.75% coupon and assumes that all of the 6.95% Notes are tendered and purchased or otherwise called for redemption, all of the 4.75% Notes are tendered and purchased and that all of the 2.25% Notes are tendered and exchanged. Amounts assume a stock price of $38.29, the closing price of our common stock as of November 21, 2005, the trading date immediately prior to the date we commenced the tender offers and the exchange offer, and, as a result of such stock price, we would have paid, excluding accrued interest, $40.3 million, $281.8 million, and $226.3 million in order to exchange the 2.25% Notes and repurchase the 4.75% Notes and the 6.95% Notes, respectively. In addition, the amounts assume an additional $13.1 million in fees and expenses related to the tender offers, the exchange offer and this offering.

(footnotes continued on following page)

(2)	Net debt is defined as Short-term debt plus Long-term debt less Cash and cash equivalents and Restricted cash as of the date presented. Although Net debt is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating us because it provides a comparative analysis of our debt position after the consummation of the refinancing anticipated by this offering. Net debt does not purport to represent actual debt obligations owed to third parties and should not be considered in isolation or as a substitute for measures of obligations in accordance with GAAP. In addition, because all companies do not calculate Net debt or calculate it in the same manner, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Long-term debt to Net debt.

	Year ended December 31,			As of September 30, 2005
	2004	2003	2002	Actual	As Adjusted(1)
		(in millions)
Long-term debt	$900.2	$784.3	$286.0	$869.9	$1,067.8
Plus: Short-term debt	20.3	3.7	264.0	11.7	11.7
Less: Cash and cash equivalents	122.5	88.8	2.7	140.7	304.2
Less: Restricted cash	105.0	141.5	31.5	105.0	105.0

Net debt	$693.0	$557.7	$515.8	$635.9	$670.3

(3)	EBITDA is defined as Net income (loss) before deducting the Cumulative effect of accounting change, net, Income tax expense (benefit), Interest (income) expense, net, and Depreciation, depletion and amortization. Although EBITDA is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating us because it is widely used in the coal industry as a measure to evaluate a company’s operating performance before debt expense and as a measure of its cash flow. EBITDA does not purport to represent operating income, net income or cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Net income (loss) to EBITDA.

	Year ended December 31,			Nine months ended September 30,		Twelve months ended September 30,
	2004	2003	2002	2005	2004	2005
	(in millions)
Net income (loss)	$13.9	$(40.2)	$(32.6)	$110.2	$12.4	$111.6
Cumulative effect of accounting change, net	—	7.9	—	—	—	—

Income (loss) before cumulative effect of accounting change	13.9	(32.3)	(32.6)	110.2	12.4	111.6
Income tax expense (benefit)	(19.5)	(28.3)	(24.9)	19.8	(14.1)	14.5
Interest (income) expense, net	51.8	43.1	30.8	35.2	40.0	46.9

Income (loss) before interest and taxes	46.2	(17.5)	(26.7)	165.2	38.3	173.0
Depreciation, depletion and amortization	224.6	196.5	207.7	176.4	163.8	237.3

EBITDA	$270.8	$179.0	$181.0	$341.6	$202.1	$410.3

(4)	Average cash cost per ton is calculated as the sum of Cost of produced coal revenue and Selling, general and administrative expense (excluding Depreciation, depletion and amortization), divided by Total produced tons sold. Although Average cash cost per ton is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating us because it is widely used in the coal industry as a measure to evaluate a company’s control over its cash costs. Average cash cost per ton should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, because Average cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Total costs and expenses per ton to Average cash cost per ton.

	Year ended December 31,						Nine months ended September 30,				Twelve months ended September 30,
	2004		2003		2002		2005		2004		2005
	$	Per Ton	$	Per Ton	$	Per Ton	$	Per Ton	$	Per Ton	$	Per Ton
	(in millions, except per ton data)
Total costs and expenses	$1,720.4		$1,588.9		$1,656.8		$1,521.1		$1,276.0		$1,965.6
Less: Freight and handling costs	148.8		109.7		112.0		117.0		111.1		154.7
Less: Cost of purchased coal revenue	104.1		117.3		119.6		85.0		65.4		123.7
Less: Depreciation, depletion and amortization	224.6		196.5		207.7		176.4		163.8		237.4
Less: Other expense	9.5		9.8		11.2		5.4		7.3		7.6
Average cash cost	$1,233.4	$30.50	$1,155.6	$28.23	$1,206.3	$28.64	$1,137.3	$35.22	$928.4	$30.11	$1,442.2	$34.51

Our substantial indebtedness could adversely affect our ability to grow and compete and prevent us from fulfilling our obligations under the notes and our other indebtedness and agreements.

As of September 30, 2005, assuming that all of the 6.95% Notes are tendered and purchased or otherwise called for redemption, all of the 4.75% Notes are tendered and purchased and all of the 2.25% Notes are tendered and exchanged, and after giving effect to this offering and the use of the net proceeds from this offering as described under “Use of proceeds,” we would have had approximately $1,079.5 million of total indebtedness outstanding, including $335.0 million aggregate principal amount of 6.625% senior notes due 2010, which we refer to as the 6.625% Notes, $24.4 million of capital lease obligations, and $725.0 million aggregate principal amount of the notes, less the fair value hedging adjustment of $4.9 million related to an interest rate swap on $240.0 million of our 6.625% Notes. As of September 30, 2005, our indebtedness, as adjusted to give effect to this offering, represented 56.2% of our total book capitalization. In addition, we can incur up to $130.0 million of additional indebtedness under our asset-based revolving credit facility that we entered into in January 2004, which includes a $100.0 million letter of credit subfacility. As of September 30, 2005, there were no drawings under our asset-based revolving credit facility and $49.1 million of letters of credit had been issued under the subfacility. See “Description of other indebtedness.”

We have significant debt, lease and royalty obligations. Our ability to satisfy debt service, lease and royalty obligations and to effect any further refinancing of our indebtedness will depend upon future operating performance, which will be affected by prevailing economic conditions in the markets that we serve as well as financial, business and other factors, many of which are beyond our control. We may be unable to generate sufficient cash flow from operations to enable us to fund our debt service, lease and royalty payment obligations or our other liquidity needs. In addition, future borrowings or other financings may not be available on terms acceptable to us or in amounts sufficient to enable us to fund our payment obligations or our liquidity needs.

Our relative high amount of debt could have material consequences to our business, including, but not limited to: (i) making it more difficult to satisfy debt covenants and debt service, lease payments and other obligations; (ii) increasing our vulnerability to general adverse economic and industry conditions; (iii) limiting our ability to obtain additional financing to fund future acquisitions, working capital, capital expenditures or other general corporate requirements; (iv) reducing the availability of cash flows from operations to fund acquisitions, working capital, capital expenditures or other general corporate purposes; (v) limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; or (vi) placing us at a competitive disadvantage versus competitors with relatively lower amounts of debt.

Ratios of earnings to fixed charges

The following table presents our ratio of earnings to fixed charges for years indicated.

	Year Ended December 31,						Two Months Ended December 31,		Year Ended October 31,			Nine Months Ended September 30, 2005
	2004		2003		2002		2001		2001(1)		2000	Actual	As Adjusted(3)

Ratio of earnings to fixed charges(2)	—	(2)	—	(2)	—	(2)	—	(2)	—	(2)	13.6x	3.4x	2.9x

(1)	On November 30, 2000, Fluor Corporation, or “Fluor,” completed a reverse spin-off, which divided it into the spun-off corporation, “new” Fluor Corporation and Fluor, subsequently renamed Massey Energy Company, which retained Fluor’s coal-related businesses conducted by A.T. Massey. Further discussion of the spin-off may be found in the notes to our consolidated financial statements, which are incorporated by reference in this offering memorandum. As New Fluor is the accounting successor to Fluor Corporation, Massey Energy’s equity structure was impacted as a result of the spin-off. We retained $300 million of 6.95% Senior Notes, $278.5 million of Fluor commercial paper, other equity contributions from Fluor, and assumed Fluor’s common stock equity structure. Therefore, the selected consolidated financial and operating data for years prior to 2001 are not necessarily indicative of our results of operations, financial position and cash flows in the future or had we operated as a separate independent company during the periods prior to November 30, 2000.
(2)	For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of income from operations before income taxes plus fixed charges. “Fixed charges” consist of interest and debt expense, capitalized interest and a portion of rent expense we believe to be representative of interest. Earnings for the years ended December 31, 2004, 2003 and 2002, the two months ended December 31, 2001, the year ended October 31, 2001 and the nine months ended September 30, 2004, were inadequate to cover fixed charges, with a deficiency of $5.6 million, $60.6 million, $57.9 million, $23.5 million, $15.9 million and $1.7 million, respectively.
(3)	Reflects the issuance of the notes with an assumed 6.75% coupon and assumes that all of the 6.95% Notes are tendered and puchased or otherwise called for redemption, all of the 4.75% Notes are tendered and purchased and that all of the 2.25% Notes are tendered and exchanged.

Capitalization

The following table sets forth our cash and cash equivalents and consolidated capitalization as of September 30, 2005 on an actual basis and on an as adjusted basis reflecting the issuance of the notes and the application of the estimated net proceeds as described under “Use of proceeds.”

The information set forth below should be read in conjunction with “Use of proceeds” included elsewhere in this offering memorandum, “Management’s discussion and analysis of financial conditions and results of operations” and our audited consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2004, and “Management’s discussion and analysis of financial conditions and results of operations” and our unaudited consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, which Forms 10-K and 10-Q are attached to and incorporated by reference in this offering memorandum.

	As of September 30, 2005
	Actual	As Adjusted(1)
	($ in millions)
Cash and cash equivalents	$140.7	$304.2

Short-term debt
Current portion of capital lease obligations	$11.7	$11.7

Total short-term debt	11.7	11.7

Long-term debt
% Senior Notes due 2013	—	725.0
Asset-based revolving credit facility	—	—
6.625% Senior Notes due 2010	335.0	335.0
6.95% Senior Notes due 2007	220.1	—
2.25% Convertible Senior Notes due 2024	175.0	—
4.75% Convertible Senior Notes due 2023	132.0	—
Capital lease obligations	12.7	12.7
Fair market hedge value	(4.9)	(4.9)

Total long-term debt	869.9	1,067.8

Shareholders’ equity
Capital stock
Preferred stock, no par value, 20,000,000 shares authorized, none issued and outstanding
Common stock, $0.625 par value, 150,000,000 authorized, 76,914,561 issued and outstanding	48.1	51.4 (2)
Additional capital	49.9	221.5
Retained earnings	796.3	594.8
Unamortized executive stock plan expense	(4.7)	(4.7)

Total shareholders’ equity	889.6	863.0

Total capitalization	$1,771.2	$1,942.5

(footnotes on following page)

(1)	Assumes that all of the 6.95% Notes are tendered and purchased or otherwise called for redemption, all of the 4.75% Notes are tendered and purchased and that all of the 2.25% Notes are tendered and exchanged. Amounts assume a stock price of $38.29, the closing price of our common stock as of November 21, 2005, the trading date immediately prior to the date we commenced the tender offers and the exchange offer, and, as a result of such stock price, we would have paid, excluding accrued interest, $40.3 million, $281.8 million, and $226.3 million in order to exchange the 2.25% Notes and repurchase the 4.75% Notes and the 6.95% Notes, respectively. In addition, the amounts assume an additional $13.1 million in fees and expenses related to the tender offers, the exchange offer and this offering.
(2)	As adjusted common stock shares outstanding will be 82,122,894.